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                                                                      Exhibit 11
                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
              For the Three Months Ended March 31, 1998 and 1997
                 (Amounts in thousands, except per share data)
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
                                                                             Three Months Ended
                                                                                 March 31,
                                                                              1998       1997
                                                                             -------    -------
Basic - assumes no dilution:

Net income for the period                                                    $22,459    $19,400
                                                                             -------    -------

Weighted average number of common
  shares outstanding during the period                                        44,176     47,330
                                                                             -------    -------

Net income per share - basic                                                 $  0.51    $  0.41
                                                                             =======    =======

Diluted - assumes full dilution:

Net income for the period                                                    $22,459    $19,400
                                                                             -------    -------

Weighted average number of common
  shares outstanding during the period                                        44,176     47,330
Weighted average number of common equivalent shares to
  reflect the dilutive effect of common stock equivalent securities:
     Warrants                                                                    259        246
     Stock options                                                               492        449
     Common stock units related to Deferred
       Equity Compensation Plan for Directors                                     34         20
                                                                             -------    -------

Total common and common equivalent shares
  adjusted to calculate diluted earnings per share                            44,961     48,045
                                                                             -------    -------

Net income per share - diluted                                               $  0.50    $  0.40
                                                                             =======    =======

Percentage of dilution compared to basic net income per share                    2.0%       2.4%
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